EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts

 Christine Brodeur or Robert Karpman               Debra DiMaria

Socket Media, Inc.                                 Chief Financial Officer
310-829-0556 or 310-829-0586                       516-535-3600
proginet@socketmedia.com                           debrad@proginet.com


    PROGINET ANNOUNCES PROFITABLE THIRD QUARTER FINANCIAL RESULTS FOR FY 2004

GARDEN CITY, N.Y.--JUNE 1, 2004--Proginet [OTCBB: PRGF], developer of software to enable the secure integration of data acrosS enterprises of all sizes, announced today the financial results for the quarter ended April 30, 2004.

Total revenues for the quarter increased by 15.4%, amounting to $1,760,522 compared to total revenues of $1,526,162 for the same period in fiscal 2003. Software sales and license revenues increased by 21.4% to $725,239, compared to software sales and license revenues of $597,291 for the same period in fiscal 2003. Software maintenance fees and other increased by 11.5%, amounting to $1,035,283 compared to software maintenance fees and other of $928,871 in the prior year period. The Company reported a net income of $40,071 for the three months ended April 30, 2004 compared to a net loss of $85,484 for the three months ended April 30, 2003.

Total revenues for the nine months ended April 30, 2004 increased by 20.8%, amounting to $4,933,637 compared to total revenues of $4,085,182 for the nine months ended April 30, 2003. Software sales and license revenues amounted to $1,925,218, an increase of 46.2% as compared to software sales and license revenues of $1,317,145 in fiscal year 2003. Software maintenance fees and other amounted to $3,008,419, an increase of 8.7% compared to software maintenance fees and other of $2,768,037 in the comparable prior year period. The Company reported a net income of $28,433 for the nine months ended April 30, 2004 compared to a net loss of $513,794 for the nine months ended April 30, 2003 .

"The profitable quarter and year to date results provide Proginet a solid foundation to continue Proginet's expansion in our marketing and sales efforts. These expansions are critical to Proginet's aggressive growth projections - going forward" said Kevin M. Kelly, President and CEO.

INVESTOR CALL

The Company will hold an informational investor conference call on Thursday June 3, 2004 at 4:30 p.m. EST to provide investor updates and answer questions. Please call (516)535-3683 by 12 p.m. EST on Thursday, June 3, 2004 to register for the conference call.

                              FINANCIAL HIGHLIGHTS

                                                          THREE MONTHS ENDED APRIL 30,       NINE MONTHS ENDED APRIL 30,
                                                          --------------------------         --------------------------
                                                                2004          2003               2004           2003
Software sales and license revenue                        $   725,239    $   597,291         $ 1,925,218    $ 1,317,145
Software and maintenance fees and                           1,035,283        928,871           3,008,419      2,768,037
other
Net  income (loss)                                             40,071        (85,484)             28,433       (513,794)
Income (loss) per share                                            --          (0.01)                 --          (0.04)
Cash flows from operations                                    745,661        333,765           1,133,832        686,765

                                                         APRIL 30,2004    JULY 31, 2003
                                                          -----------    -----------
Cash and cash equivalents                                 $ 1,371,194    $ 1,176,627
Total assets                                                6,534,045      6,552,341
Total liabilities                                           1,868,511      1,915,240
Total stockholders' equity                                  4,665,534      4,637,101


ABOUT PROGINET CORPORATION

Proginet Corporation develops software to enable the secure integration of data across enterprises of all sizes. Throughout its 20-year history, the company has earned a solid reputation for its multi-platform expertise and dedication to customer service. Its products, including CyberFusion(R), SIFT(TM) and SecurPass(R), support all major computing platforms, from PCs to mainframes. Proginet's global customer base spans more than 23 countries and includes many Fortune 500 companies. The company is headquartered in Garden City, N.Y., and is publicly traded under the symbol [OTCBB: PRGF]. For more information, visit www.proginet.com.

DISCLAIMER

This press release may contain forward-looking information within the meaning of
Section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbors under those sections. In some cases, you can identify forward-looking statements by terminology such as "expect," "believe," "may," "will," "plans" and "anticipate," or the negative of such terms or comparable terminology. Forward-looking statements appearing herein include statements concerning operating and profitability plans and goals and are based on current expectations.

The matters discussed in this press release also involve risks and uncertainties described from time to time in documents filed with the Securities and Exchange Commission, including but not limited to Form 10-KSBs, Form 10-QSBs and Form 8-Ks (www.sec.gov).